Exhibit 99.1

NEWS RELEASE

For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025

Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)

870-777-8821

CHAMPION PARTS REPORTS HIGHER THIRD QUARTER

AND NINE MONTHS NET SALES

Profitability Continues for Nine Months, But

Higher Cost of Products Sold Impacts Third Quarter Profitability

HOPE, Ark., Nov. 16, 2005 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts,  today announced a 16.2% increase in net sales to $5,320,000 for the third quarter ended October 2, 2005, compared to $4,578,000 in the comparable period in 2004.  The company reported a net loss of $138,000, or $0.04 per share in the quarter, compared to a net profit of $21,000, or $0.01 per share in the same period of 2004.

For the nine months of 2005, the company reported 12.9% increase in net sales to $17,128,000, compared to $15,171,000 in the 2004 period.  The company had net income of $279,000, or $0.08 per share, compared to $678,000, or $0.19 per share for the same period in 2004.

“ Our 16% increase in net sales volume for the third quarter was attributed to stronger demand for constant velocity axles, heavy-duty, agricultural and air conditioning products,” said Jerry A. Bragiel, president and chief executive officer.  Continuing, the executive noted that the company’s results were impacted by a large increase in cost of products sold, stemming from product mix and increased cost of raw materials.  “We also experienced substantially higher prices for purchased materials that are petroleum based,” Bragiel said.

Although most of Champion Parts’ product lines are remanufactured, many component parts are replaced with new materials in the assembly process. “Materials are purchased from various vendors and a sharp rise in the cost of essential component parts negatively impacted profitability,” Bragiel explained.

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Champion Parts, Inc.

The chief executive said the company is initiating corrective measures to address this development including price changes to its customers. “We are also aggressively re-sourcing materials that are incorporated into our products to reduce the costs of our products sold in future periods,” Bragiel concluded.

The company reported it “was gratified” to see a return of increased sales in its air conditioning products and strong demand for constant velocity axle products.

The company also said it is pursuing other new products and markets for existing products, which include internal new product development, as well as acquisition opportunities.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, market expansion, and the ability to increase prices and reduce costs.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

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Champion Parts, Inc.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Nine Months Oct. 2, 2005	Nine Months Sept. 26, 2004	Three Months Oct. 2, 2005	Three Months Sept. 26, 2004
Net Sales………………………………….	$17,128,000	$15,171,000	$5,320,000	$4,578,000
Costs and Expenses:
Cost of products sold…………………	14,733,000	12,384,000	4,752,000	3,856,000
Selling, distribution & administrative..	1,701,000	1,911,000	562,000	556,000
Total costs and expenses………………	16,434,000	14,295,000	5,314,000	4,412,000

Operating income………………………..	694,000	876,000	6,000	166,000

Non-operating expense/(income):
Interest expense, net……………………	450,000	440,000	128,000	140,000
Other non-operating (income)………….	(89,000)	(258,000)	(3,000)	(2,000)
Total non-operating expense/(income)…	361,000	182,000	125,000	138,000

Net income/(loss) before income taxes….	333,000	694,000	(119,000)	28,000

Income taxes……………………………	54,000	16,000	19,000	7,000

Net income/(loss)………………………..	$ 279,000	$ 678,000	$ (138,000)	$ 21,000

Weighted Average Common Shares Outstanding at April 3, 2005:
Basic…………………………………	3,655,266	3,655,266	3,655,266	3,655,266
Diluted……………………………….	3,741,424	3,755,203	3,732,721	3,757,166

Earnings Per Common Share - Basic:
Net income per common share – basic….	$ 0.08	$ 0.19	$ (0.04)	$ 0.01

Earnings Per Common Share - Diluted:
Net income per common share – diluted...	$ 0.07	$ 0.18	$ (0.04)	$ 0.01

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